Exhibit 99.1

Galil Medical Enters into Agreement to Acquire Perseon Corporation to
Create Leader in Ablation Treatment for Tumors

●	Transaction brings scale and cost savings to create high growth, high margin market opportunity capitalizing on increased global distribution
●	Hot and cold combination provides powerful tool kit for interventional radiologists
●	Galil Medical to pay $1.00 per Perseon share plus consideration for warrants, representing total transaction value of approximately $10.6 million
●	Perseon provides preliminary update for the third quarter of 2015

Arden Hills, MN, and Salt Lake City, UT– October 27, 2015 – Galil Medical, a global leader in delivering innovative cryotherapy ablation solutions, and Perseon Corporation (NASDAQ: PRSN; PRSNW) (“Perseon” or “The Company”), a leading provider of medical systems that utilize energy to treat cancer, today announced the signing of a definitive agreement in which Galil Medical will acquire Perseon to create a leader in ablation treatment for both cancerous and non-cancerous tumors.  Under the terms of the agreement, Galil Medical will pay $1.00 per share in cash, plus $0.02 per warrant for each of the publicly traded warrants, for a total transaction value of approximately $10.6 million.  The transaction has been approved by the boards of directors of both companies.

“We believe this transaction propels us to a market leadership position in minimally invasive treatment of cancerous and non-cancerous tumors, with a broadened product offering that delivers both ‘hot and cold’ ablation solutions for our growing base of interventional radiologists,” said Martin J. Emerson, President and CEO of Galil Medical.  “We see tremendous opportunity to scale sales of both Perseon’s microwave and our cryotherapy ablation solutions, both of which represent high growth, high margin opportunities attacking a large and growing global market for tumor ablation.”

“We believe Galil Medical is the ideal partner to allow Perseon to continue our efforts to build awareness and increase sales of MicroThermX®, which is a companion technology to cryotherapy ablation and is used by the same interventional radiologists, streamlining our sales efforts.  Our companies are also closely aligned in our commitment to investing in robust product development pipelines and clinical research activities to stay at the forefront of ablation technology,” said Clint E. Carnell, President and CEO of Perseon.  “Marty and his team have built a well-respected brand and reputation as pioneers in the interventional radiology market.  We look forward to leveraging their world-class distribution channel, which includes relationships with more than 300 hospital units in the U.S. alone, to accelerate MicroThermX sales both in the U.S. and around the world.”

According to Millennium Research Group in US Markets for Nonvascular Interventional Radiology Devices. 2013, as well as internal projections, the total addressable market for the combined companies is expected to be $500 million to $700 million in the U.S. alone by 2025, representing a 16.6% to 20.6% compound annual growth rate (“CAGR”).  Both companies’ products are FDA and CE Marked approved and are expected to generate significant growth, with cryotherapy expected to grow at a 22% CAGR from 2013-2020 and microwave ablation expected to grow at a 70% CAGR from 2015-2020.  In addition, the combined company expects to achieve gross margins of approximately 70%.

Emerson added, “In addition to revenue synergies, we expect to realize an estimated reduction of at least $5 million in combined operating expenses from this transaction.  With strong revenue growth, attractive gross margins, and significant cost savings, we are targeting positive EBITDA for the combined company by 2017.”

Carnell commented, “With this agreement, our new management team at Perseon is executing the strategy we articulated earlier this year by partnering with an industry leader who can help us achieve scale and maximize sales of MicroThermX.  Given our liquidity needs, it will be challenging for Perseon to continue to operate as a stand-alone entity.  We believe this agreement offers the best value for our stockholders and provides us with the capital and infrastructure needed to continue our cause to fight humanity’s worst disease.”

Martin J. Emerson will remain President and CEO of Galil Medical and Clint E. Carnell, President and CEO of Perseon, will join Galil Medical’s board of directors.

Terms of the Agreement
Galil Medical will attempt to acquire all of the outstanding shares of common stock of Perseon through a tender offer, followed by a second-step merger.  In the tender offer, Galil Medical will offer to purchase all of Perseon’s publicly held shares for $1.00 per share in cash.  In addition, Galil Medical will offer $0.02 per publicly traded warrant.

The transaction purchase price of approximately $10.6 million will be funded through a combination of debt and equity that will be raised concurrent with the tender process.  The transaction is expected to close during the fourth quarter of 2015 or the first quarter of 2016, subject to a financing condition and other customary closing conditions, including the tender of at least a majority of the outstanding shares and at least 65% of the outstanding publicly traded warrants, and appropriate regulatory approvals.

If the tender offer is successful, Galil Medical will acquire all remaining shares of Perseon common stock that are not tendered through a second-step merger under Section 251(h) of the Delaware General Corporation Law, which will be completed shortly after the tender offer and will not require a vote of Perseon’s stockholders.

Houlihan Lokey is acting as Galil Medical’s financial advisor and Fredrikson & Byron is serving as Galil Medical’s legal advisor. SunTrust Robinson Humphrey is acting as Perseon’s financial advisor and Dorsey & Whitney LLP is serving as Perseon’s legal advisor.

Perseon Provides Update for the Three Months Ended September 30, 2015
For the third quarter ended September 30, 2015, Perseon reported total revenues of $555,514, which were primarily derived from Perseon's MicroThermX product line. These results represent an 11% increase of MicroThermX sales compared to the same quarter a year ago when MicroThermX sales totaled $501,350. For the three months ended September 30, 2014, the Company reported total revenues of $1,080,447, which included $579,097 in hyperthermia sales.

“The 11% year-over-year increase in MicroThermX sales for the three-month period was comprised of a 30% increase in our U.S. business, somewhat offset by a 30% decline in our international revenues, largely due to a one-time reduction in distributor-held inventory levels we agreed to with our largest international distributor, Terumo. Our unique technology platform is receiving very positive reception with existing and new customers,” said Carnell.

For the three months ended September 30, 2015, the Company reported total gross profit of $394,966, and corresponding gross margin of 71%, compared to $407,296, and 38% for the three months ended September 30, 2014. The increase in gross margin for Q3 2015 when compared to Q3 2014 was primarily the result of the high gross margin of the MicroThermX product line unencumbered by the much lower profitability of the hyperthermia product line, which was divested effective April 1, 2015.

For the third quarter of fiscal year 2015, the Company reported a net loss of $3,045,305, or $0.38 per share, compared to a net loss of $2,061,328, or $0.52 per share, for the comparable period last year.

For the nine months ended September 30, 2015, the Company reported cash flow used by operating activities of $7,543,427. As of September 30, 2015, Perseon reported a cash and cash equivalents balance of $3,026,606, total current assets of $4,728,975 and no long-term debt.

Based on current projections the cash resources will only be sufficient to sustain the Company’s operations for up to four months after September 30, 2015 without substantial cost cutting to a level that would include fewer sales resources and compliance levels of staffing and activities across the Company. In addition, the Company’s financial advisors have advised that prospects of raising additional equity on acceptable terms are not likely. Further, to become profitable revenues would need to significantly increase from sales of MicroThermX products and substantially reduce expenses. It is not expected that sales of MicroThermX products will increase sufficiently to cover the Company’s total costs of operations before the time it runs out of cash and cash equivalents. Substantially reducing costs may impair its ability to increase revenue. Accordingly, the Company recommends this transaction as the best value for shareholders.

About Galil Medical
Galil Medical is a global leader in delivering innovative cryotherapy ablation solutions.  The company’s products are utilized by interventional radiologists and surgeons to ablate cancerous and non-cancerous tumors affecting the kidney, bone, lung, liver, and prostate. At the prestigious CIRSE conference recently held in Lisbon, Portugal, the clinical experience with cryotherapy was discussed in over 30 scientific presentations. The company has facilities located in Arden Hills, Minnesota and Yokneam, Israel. Shareholders include Thomas, McNerney & Partners, The Vertical Group, and Investor Growth Capital.

About Perseon
Perseon Corporation invests its resources in fighting humanity’s worst disease: cancer. Perseon’s people are dedicated to finding innovative technologies and means to deliver energy solutions to healthcare providers and patients around the world. MicroThermX treats soft tissue tumors with precision-focused energy, expanding the options and broadening the opportunities for cancer treatment.

Additional Information

The tender offer for the outstanding Securities has not yet commenced. This communication is not an offer to purchase or a solicitation of an offer to sell the Company’s securities. The solicitation and the offer to purchase the Securities will only be made pursuant to an offer to purchase and related materials that Galil intends to file with the Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Galil will file a Tender Offer Statement on Schedule TO with the SEC, and the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer.

THE COMPANY’S STOCKHOLDERS AND WARRANTHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE, BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THESE DOCUMENTS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO.

Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available), at the SEC’s web site at www.sec.gov or by contacting the Company by mail at 460 West 50 North, Salt Lake City, UT 84101, by telephone at (801) 972-5555 or the investor relations portion of the Company’s website at www.perseonmedical.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts, including statements relating to the timing of and satisfaction of conditions of the merger, whether any of the anticipated benefits of the merger will be realized, future market growth, future revenues, future positive EBITDA, future operational cost savings, future cash flow and liquidity, future competitive positioning and business synergies, future market demand, future benefits to stockholders, and future economic and industry conditions are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to risks and uncertainties, including the risk that for a variety of reasons we may not be able to consummate the merger or execute on our strategic plans, the risk that the Perseon stockholders and warrantholders won’t tender, the risk that adequate financing to complete the tender offer and merger will not be obtained, and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, except as required by law.

Contact

For Galil Medical
Martin J. Emerson
President and CEO
Galil Medical
+1 651 287 5050
Marty.emerson@galilmedical.com

Scott P. Youngstrom
Vice President, Chief Financial Officer
Galil Medical
+1 651 287 5052
Scott.youngstrom@galilmedical.com

For Perseon
Tricia Ross
Financial Profiles
310-622-8226
tross@finprofiles.com

(Tables Follow)

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Balance Sheets
(Unaudited)
ASSETS	September 30, 2015	December 31, 2014
Current assets:
Cash and cash equivalents	$3,026,606	$5,594,578
Accounts receivable, net of allowance for doubtful accounts of $66,480 and $140,000, respectively	540,340	275,072
Related party trade accounts receivable	-	13,471
Inventories, net	991,565	1,775,648
Other current assets	170,464	86,583
Total current assets	4,728,975	7,745,352

Property and equipment, net	356,234	1,140,871

	$5,085,209	$8,886,223

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$747,695	$598,466
Accrued liabilities	1,106,079	1,105,152
Notes payable, net of discount	55,709	-
Customer deposits	19,777	41,667
Deferred revenue	-	54,218
Total current liabilities	1,929,260	1,799,503

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock, $.001 par value, 80,000,000 shares authorized, 9,768,756 and 3,971,366 shares issued, respectively	9,769	3,971
Additional paid-in capital	68,467,000	63,623,143
Treasury stock, 2,433 shares at cost	(234)	(234)
Accumulated deficit	(65,320,586)	(56,540,160)
Total stockholders’ equity	3,155,949	7,086,720

	$5,085,209	$8,886,223

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PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Comprehensive Loss
(Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Revenues:
Sales	$500,014	$928,460	$2,444,541	$3,095,310
Sales to related parties	-	27,087	11,232	408,127
Equipment rental	55,500	124,900	208,800	317,200

Total revenues	555,514	1,080,447	2,664,573	3,820,637

Cost of revenues:
Cost of sales	160,548	650,329	1,274,359	1,928,232
Cost of related party sales	-	19,875	6,668	305,650
Cost of equipment rental	-	2,947	1,965	8,841

Total cost of revenues	160,548	673,151	1,282,992	2,242,723

Gross margin	394,966	407,296	1,381,581	1,577,914

Operating costs and expenses:
Research and development	754,296	542,484	1,818,861	1,678,143
Selling, general and administrative	2,668,551	1,924,887	8,280,210	5,667,301

Total operating costs and expenses	3,422,847	2,467,371	10,099,071	7,345,444

Loss from operations	(3,027,881)	(2,060,075)	(8,717,490)	(5,767,530)

Other income (expense):
Royalty income from related party	84,000	-	84,000	-
Interest income (expense), net	(26,592)	8,095	(55,084)	15,813
Other expense, net	(72,182)	(7,348)	(89,202)	(14,295)

Total other income (expense)	(14,774)	747	(60,286)	1,518

Loss before income taxes	(3,042,655)	(2,059,328)	(8,777,776)	(5,766,012)

Provision for income taxes	(2,650)	(2,000)	(2,650)	(2,000)

Net loss and comprehensive loss	$(3,045,305)	$(2,061,328)	$(8,780,426)	$(5,768,012)

Net loss per common share:
Basic	$(0.38)	$(0.52)	$(1.65)	$(1.60)
Diluted	$(0.38)	$(0.52)	$(1.65)	$(1.60)

Weighted average number of shares outstanding:
Basic	7,954,000	3,971,000	5,320,000	3,604,000
Diluted	7,954,000	3,971,000	5,320,000	3,604,000

4

PERSEON CORPORATION
(Formerly BSD Medical Corporation)
Condensed Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(8,780,426)	$(5,768,012)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	74,373	96,305
Stock issued for services	165,864	180,000
Stock-based compensation	379,762	597,820
(Gain) loss on disposition of property and equipment	68,035	(30)
Amortization of debt discount	26,512	-
Decrease (increase) in:
Receivables	(251,797)	398,475
Inventories	784,083	415,479
Other current assets	(83,881)	21,153
Increase (decrease) in:
Accounts payable	149,229	(193,389)
Accrued liabilities	927	478,204
Customer deposits	(21,890)	(371,046)
Deferred revenue	(54,218)	(656,166)

Net cash used in operating activities	(7,543,427)	(4,801,207)

Cash flows from investing activities:
Net proceeds from disposition of property and equipment	949,330	2,025
Purchase of property and equipment	(307,101)	(55,318)

Net cash provided by (used in) investing activities	642,229	(53,293)

Cash flows from financing activities:
Proceeds from sale of common stock	5,192,250	5,275,067
Payment of stock offering costs	(888,221)	(638,488)
Proceeds from notes payable, net	844,581	82,465
Payments on notes payable	(815,384)	(57,451)

Net cash provided by financing activities	4,333,226	4,661,593

Net decrease in cash and cash equivalents	(2,567,972)	(192,907)
Cash and cash equivalents, beginning of period	5,594,578	7,423,091

Cash and cash equivalents, end of period	$3,026,606	$7,230,184

5